Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Outperformance Notes Due June 2009
(Linked to the S&P Consumer Staples Select Sector Index and a Weighted Basket of
Common Stocks)

Final Term Sheet

Principal Amount:	$2,050,000

Pricing Date:	February 14, 2008

Issue Date:	February 26, 2008

Maturity Date:	June 26, 2009, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day

Determination Date:	June 12, 2009, subject to the effect of market disruption events

Initial Issue Price:	99.97% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	99.72% of Principal Amount

Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash expressed as a percentage of Principal Amount as follows:

If the Long Index Performance is greater than or equal to the Short Basket Performance, 100% plus the lesser of:

(a) the Maximum Return, and

(b) the Outperformance multiplied by the Enhancement Multiplier

If the Long Index Performance is less than the Short Basket Performance, 100% minus the lesser of:

(a) the Underperformance, and

(b) 100%

The notes are not principal protected. Investors may lose a significant amount, or all, of their investment in the notes.

Enhancement Multiplier:	2

Initial Long Index Level:	270.20

Initial Short Basket Level:	864.82

Outperformance Cap:	10.05%

Maximum Return:	20.10%

CUSIP:	002546463

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.